Exhibit 3.18
AMENDED AND RESTATED BY-LAWS
OF
THE MELODIE CORPORATION
ARTICLE I
OFFICE
     Section 1. The principal office of the corporation in the State of New Mexico shall be located in Roswell, New Mexico. The corporation may have such other offices, either within or without the State of New Mexico, as the Board of Directors may designate or as the business of the corporation may require from time to time.
ARTICLE II
SHAREHOLDERS
     Section 1. Meetings of shareholders shall be held at the registered office of the corporation unless another place shall have been determined by the Board of Directors and stated in the notice of meeting. Annual meetings of the shareholders shall be held at 9:00 a.m. on the second Tuesday of March in each year.
     Section 2. At each election for Directors every shareholder entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned by him or her for as many persons as there are Directors to be elected for whose election he or she has a right to vote, or to cumulate his or her votes by giving one candidate as many votes as the number of such Directors multiplied by the number of his or her shares shall equal, or by distributing such votes on the same principal among any number of candidates.
ARTICLE III
BOARD OF DIRECTORS
     Section 1. The business affairs of the corporation shall be managed by its Board of Directors.

     Section 2. The number of Directors of the corporation shall be not less than one nor more than three. Each Director shall hold office until the next annual meeting of shareholders and until his or her successor shall have been elected and qualified.
     Section 3. A regular meeting of the Board of Directors shall be held without notice immediately following the annual meeting of shareholders and at the same place. The Board of Directors may provide for the holding of additional regular meetings.
     Section 4. Special meetings of the Board of Directors may be called by or at the request of the President or any two Directors on 24 hours’ notice given personally or by telephone or telegraph, or 48 hours’ notice given by mail. The person or persons authorized to call special meetings of the Board of Directors may fix any place, either within or without the State of New Mexico, as the place for holding any special meeting of the Board of Directors called by them. Any Director may waive notice of any meeting. The attendance of a Director at a meeting shall constitute a waiver of notice of such meeting, except where a Director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.
     Section 5. Any vacancy occurring in the Board of Directors may be filled by the affirmative vote of a majority of the remaining Directors though less than a quorum of the Board of Directors. A Director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office. Any directorship to be filled by reason of an increase in the number of Directors shall be filled by election at an annual meeting or at a special meeting of shareholders called for that purpose.
ARTICLE IV
OFFICERS
     Section 1. The officers of the corporation shall be a President, one or more Vice Presidents (the number thereof to be determined by the Board of Directors), a Secretary, and a Treasurer, each of whom shall be elected by the Board of Directors. Such other officers and assistant officers as may be deemed necessary may be elected or appointed by the Board of Directors. Any two or more offices may be held by the same person, except the offices of President and Secretary.

     Section 2. The officers of the corporation to be elected by the Board of Directors shall be elected annually by the Board of Directors at the regular meeting of the Board of Directors held after the annual meeting of shareholders. Each officer shall hold office for a term of one year or until his or her successor shall have been duly elected and shall have qualified or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided. Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors whenever in its judgment the best interests of the corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. A vacancy in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the Board of Directors for the unexpired portion of the term.
     Section 3. The President shall be the principal executive officer of the corporation and, subject to the control of the Board of Directors, shall in general supervise and control all of the business and affairs of the corporation. The President shall, when present, preside at all meetings of the shareholders and of the Board of Directors. The President may sign, with the Secretary or any other proper officer of the corporation thereunto authorized by the Board of Directors, certificates for shares of the corporation, any deeds, mortgages, bonds, contracts, or other instruments which the Board of Directors has authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Directors or by these By-Laws to some other officer or agent of the corporation, or shall be required by law to be otherwise signed or executed; and in general shall perform all duties incident to the office of President and such other duties as may be prescribed by the Board of Directors from time to time.
     Section 4. In the absence of the President or in the event of his or her death, inability or refusal to act, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated at the time of their election, or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Any Vice President may sign, with the Secretary or an Assistant Secretary, certificates for shares of the corporation; and shall perform such other duties as from time to time may be assigned to him or her by the President or by the Board of Directors.

     Section 5. The Secretary shall: (a) keep the minutes of the shareholders’ and the Board of Directors’ meetings in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these By-Laws or as required by law; (c) be custodian of the corporate records and of the seal of the corporation and see that the seal of the corporation is affixed to all documents the execution of which on behalf of the corporation under its seal is duly authorized; (d) keep a register of the post office address of each shareholder which shall be furnished to the Secretary by such shareholder; (e) sign with the President, or a Vice President certificates for shares of the corporation, the issuance of which shall have been authorized by resolution of the Board of Directors; (f) have general charge of the stock transfer books of the corporation; and (g) in general perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to him or her by the President or by the Board of Directors.
     Section 6. The Treasurer shall: (a) have charge and custody of and be responsible for all funds and securities of the corporation; receive and give receipts for moneys due and payable to the corporation from any source whatsoever, and deposit all such moneys in the name of the corporation in such banks, trust companies or other depositories as shall be selected in accordance with the provisions of Article V of these By-Laws; and (b) in general perform all of the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him or her by the President or by the Board of Directors.
     Section 7. The Assistant Secretaries, when authorized by the Board of Directors, may sign with the President or a Vice President certificates for shares of the corporation, the issuance of which shall have been authorized by a resolution of the Board of Directors. The Assistant Treasurers shall, respectively, if required by the Board of Directors, give bonds for the faithful discharge of their duties in such sums and with such sureties as the Board of Directors shall determine. The Assistant Secretaries and Assistant Treasurers, in general, shall perform such duties as shall be assigned to them by the secretary or the Treasurer, respectively, or by the President or the Board of Directors.
     Section 8. The compensation of the officers and agents of the corporation shall be fixed from time to time by the Board of Directors.

ARTICLE V
CONTRACTS, LOANS, CHECKS AND DEPOSITS
     Section 1. The Board of Directors may authorize any officer or officers, agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.
     Section 2. No loans shall be contracted on behalf of the corporation and no evidences of indebtedness shall be issued in its name unless authorized by a resolution of the Board of Directors. Such authority may be general or confined to specific instances.
     Section 3. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the corporation, shall be signed by such officer or officers, agent or agents of the corporation and in such manner as shall from time to time be determined by resolution of the Board of Directors.
     Section 4. All funds of the corporation not otherwise employed shall be deposited from time to time to the credit of the corporation in such banks, trust companies or other depositories as the Board of Directors may select.
ARTICLE VI
CERTIFICATES FOR SHARES AND THEIR TRANSFER
     Section 1. Certificates representing shares of the corporation shall be in such form as shall be determined by the Board of Directors. Such certificates shall be signed by the President or a Vice President and by the Secretary or an Assistant Secretary. All certificates for shares shall be consecutively numbered or otherwise identified. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the stock transfer books of the corporation. All certificates surrendered to the corporation for transfer shall be canceled, except that in case of a lost, destroyed or mutilated certificate a new one may be issued therefor upon such terms and indemnity to the corporation as the Board of Directors may prescribe.
     Section 2. The number of shareholders and the issuance and transfer of shares of the corporation are restricted, and shares of the corporation may be issued or transferred only after authorization by Burger King Corporation in accordance with the terms and conditions outlined in the Franchise Agreement between the corporation and Burger King Corporation. All certificates for shares of the corporation which are issued shall bear the following legend:
“The transfer of shares evidenced by this certificate is subject to the terms and conditions of a Franchise Agreement between the corporation and Burger King Corporation; and reference is hereby made to such Franchise Agreement and the restrictive provisions of the Articles of Incorporation and By-Laws of this corporation.”
     Section 3. Subject to the provisions of Section 2 of this Article VI, transfer of shares of the corporation shall be made only on the stock transfer books of the corporation by the holder of record or by his or her legal representative, who shall furnish proper evidence of authority to transfer, or by his or her attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the corporation, and on surrender for cancellation of the certificate for such shares. The person in whose name shares stand on the books of the corporation shall be deemed by the corporation to be the owner thereof for all purposes.
ARTICLE VII
SEAL
     Section l. The Board of Directors shall provide a corporate seal which shall be circular in form and shall have inscribed thereon the name of the corporation and the state of incorporation and the words, “Corporate Seal”.
ARTICLE VIII
FISCAL YEAR
     Section 1. The corporation shall have a fiscal year as determined by the Board of Directors. Such fiscal year shall end on the last day of any one calendar month, and shall begin the first day of the next succeeding calendar month.

ARTICLE IX
WAIVER OF NOTICE
     Section l. Whenever any notice is required to be given to any shareholder or director of the corporation under the provisions of these By-Laws or under the provisions of Articles of Incorporation or under the provisions of the New Mexico Professional Corporation Act or the New Mexico Business Corporation Act, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.
ARTICLE X
ACTION WITHOUT MEETING
     Section 1. Any action required or permitted to be taken by the Board of Directors or the shareholders at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the Directors or shareholders, as the case may be, entitled to vote with respect to the subject matter thereof.
ARTICLE XI
AMENDMENTS
     Section 1. These By-Laws may be altered, amended or repealed and new By-Laws may be adopted by the Board of Directors, with the approval of the holders of a majority of the shares then outstanding.
ARTICLE XII
CONSTRUCTION
     Section 1. In the construction of these By-Laws, where required by the context thereof, singular nouns and pronouns shall be construed as plural, plural nouns and pronouns shall be construed as singular, and the gender of personal pronouns shall be construed as masculine, feminine or neuter.